Exhibit 99.1

CITI TRENDS ANNOUNCES SECOND QUARTER 2016 RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

Second quarter 2016 loss per share of $(0.01) compared with $0.01 income last year

First half 2016 income per share of $0.59 compared with $0.75 last year

SAVANNAH, GA (August 17, 2016) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the second quarter of fiscal 2016.

Financial Highlights — Second quarter ended July 30, 2016

Total sales in the second quarter ended July 30, 2016 increased 0.9% to $155.3 million compared with $153.9 million in the second quarter ended August 1, 2015.  Comparable store sales decreased 1.0% in the quarter.

Net loss was $(0.1) million, or $(0.01) per diluted share, in the second quarter of 2016 compared with net income of $0.2 million, or $0.01 per diluted share, in last year’s second quarter.

During the second quarter, the Company opened four new stores and relocated or expanded two other stores.

Financial Highlights — First half ended July 30, 2016

Total sales in the first half of fiscal 2016 increased less than 0.1% to $348.9 million compared with $348.8 million in the first half of fiscal 2015.  Comparable store sales decreased 2.0% in the first half of this year.

In the first half of fiscal 2016, net income was $8.6 million compared with $11.4 million in last year’s first half.  Earnings per diluted share were $0.59 in the first half of 2016 compared with $0.75 in the first half of 2015.

Quarterly Cash Dividend

The Company announced that its Board of Directors has declared a quarterly cash dividend of $0.06 per common share, payable on September 13, 2016, to shareholders of record as of the close of business on August 30, 2016.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2934.  A replay of the conference call will be available until August 24, 2016, by dialing (402) 977-9140 and entering the passcode, 21812475.

The live broadcast of Citi Trends’ conference call will be available online at the Company’s website, www.cititrends.com, under the Investor Relations section, beginning today at  9:00 a.m. ET.  The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is an off-price retailer of urban fashion apparel and accessories for the entire family.  The Company operates 530 stores located in 31 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance, the declaration and payment of dividends, the repurchase of the Company’s shares, or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Jason Mazzola
	Chief Operating Officer and	President and Chief Executive Officer
	Chief Financial Officer	(912) 443-3990
(912) 443-2075

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	July 30, 2016	August 1, 2015
	(unaudited)	(unaudited)
Net sales	$155,276	$153,878

Cost of sales (exclusive of depreciation shown separately below)	(95,150)	(93,179)
Selling, general and administrative expenses	(56,105)	(55,703)
Depreciation	(4,294)	(4,620)
(Loss) income from operations	(273)	376
Interest income	135	59
Interest expense	(41)	(47)
(Loss) income before income tax benefit (expense)	(179)	388
Income tax benefit (expense)	59	(226)
Net (loss) income	$(120)	$162

Basic net (loss) income per common share	$(0.01)	$0.01
Diluted net (loss) income per common share	$(0.01)	$0.01

Weighted average shares used to compute basic net (loss) income per share	14,676	15,183
Weighted average shares used to compute diluted net (loss) income per share	14,676	15,204

	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	July 30, 2016	August 1, 2015
	(unaudited)	(unaudited)
Net sales	$348,948	$348,791

Cost of sales (exclusive of depreciation shown separately below)	(212,959)	(210,688)
Selling, general and administrative expenses	(114,436)	(111,515)
Depreciation	(8,738)	(9,433)
Asset impairment	(221)	—
Income from operations	12,594	17,155
Interest income	262	115
Interest expense	(81)	(94)
Income before income tax expense	12,775	17,176
Income tax expense	(4,158)	(5,735)
Net income	$8,617	$11,441

Basic net income per common share	$0.59	$0.76
Diluted net income per common share	$0.59	$0.75

Weighted average shares used to compute basic net income per share	14,635	15,139
Weighted average shares used to compute diluted net income per share	14,640	15,193

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	July 30, 2016	August 1, 2015
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$39,606	$54,380
Short-term investment securities	37,345	24,778
Inventory	132,093	126,346
Prepaid and other current assets (1)	17,034	14,890
Property and equipment, net	52,935	47,903
Long-term investment securities	24,616	36,512
Other noncurrent assets (1)	9,810	11,240
Total assets	$313,439	$316,049

Liabilities and Stockholders’ Equity:
Accounts payable	$61,982	$59,391
Accrued liabilities	22,826	25,297
Other current liabilities	1,742	2,128
Noncurrent liabilities	7,413	6,040
Total liabilities	93,963	92,856

Total stockholders’ equity	219,476	223,193
Total liabilities and stockholders’ equity	$313,439	$316,049

(1) August 1, 2015 deferred tax asset balances reflect a reclassification between current and noncurrent assets totaling $4,056 in connection with the retrospective adoption of ASU 2015-17 in 2016.